EXHIBIT 99(a)



News Release:   Immediate          Contact:  Celeste Gunter (Financial)
                                             (804) 649-4307
                                             Richard B. Elder (Media)
                                             (804) 343-4785

         JAMES RIVER BOARD OF DIRECTORS APPROVES DISTRIBUTION OF
                          CROWN VANTAGE SHARES

        RICHMOND, VIRGINIA, August 16, 1995 -- The Board of Directors of James River Corporation today approved the distribution of all of the outstanding shares of common stock of Crown Vantage Inc. to holders of record of James River common stock as of the close of business on August 25, 1995. One share of Crown Vantage common stock will be distributed for every ten shares of James River common stock.

       Crown Vantage, headquartered in Oakland, Calif., is a newly formed company which includes a large portion of James River's Communications Papers Business and the specialty paper based portion of the Food and Consumer Packaging Business. Crown Vantage will issue $500 million in long-term debt, the net proceeds of which will be paid to James River as a return of capital. James River intends to use these proceeds to reduce its long-term debt. Crown Vantage will also issue a $100 million pay-in-kind note to James River.

        It is expected that on or about August 28, 1995, Crown Vantage common stock will begin trading on the Nasdaq National Market and stock certificates will be mailed to registered shareholders. Only whole shares of Crown Vantage common stock will be distributed; fractional shares will be paid in cash, based on the trading value of the Crown Vantage common stock. James River has received a letter ruling from the Internal Revenue Service indicating that, for federal income tax purposes, the distribution of Crown Vantage shares will be tax-free. No action is required by eligible James River shareholders to receive the Crown Vantage common stock, and no consideration is to be paid by them.

         Holders  of  James  River's  outstanding  convertible  preferred securities will not receive a distribution of Crown Vantage common shares. However, the conversion price or rate of each series of convertible preferred stock will be adjusted, in order to reflect the value of the equity being spun-off. The conversion price adjustments will be made pursuant to defined formulas, and will be based on an average price per share of James River common stock prior to the spin-off and an average of Crown Vantage's common stock price for the first twenty days of trading.

       Crown Vantage's operating subsidiary, Crown Paper Co., has signed an underwriting agreement related to the issuance of $250 million of 11% senior subordinated notes due in 2005. Crown Paper has also completed the syndication of a $350 million secured bank financing, of which $250 million will be initially borrowed. It is expected the closing on the sale of the notes and the bank financing will occur on or about August 23, 1995.

       The distribution of the shares of Crown Vantage is conditional on the closings of the financings and the receipt of various consents and approvals, among other things, and, accordingly, is subject to rescission until the close of business on the record date.

       James River Corporation, headquartered in Richmond, Virginia, is a leading manufacturer and marketer of consumer products, food and consumer packaging and business papers. These product lines include leading brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular brands for the European towel and tissue market. Subsequent to the spin-off of Crown Vantage, James River will have an annual sales rate of approximately $6.0 billion.



Today's news release, along with past releases from James River, is available by fax, at no charge, by calling PR Newswire's Company New On Call at (800) 758-5804, ext. 457350.